Exhibit 99.1

                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND

 The Board of Directors of Farmers & Merchants Bancorp recently declared a cash dividend of $4.10 per share, an increase from the $4.00 per share paid last year. The cash dividend will be paid on January 2, 2004, to stockholders of record on December 12, 2003.

"Farmers & Merchants Bank's strong third quarter financial performance represented the 23rd consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the sixth consecutive year that the year-end cash dividend has been increased" said Kent A. Steinwert, the Bank's President and Chief Executive Officer.

In October, the Company reported record third quarter net income of $3,880,000 or $5.08 per share of common stock which represents a 13.6% increase over the same period in 2002. In addition, loans outstanding grew 12.9%, total deposits increased 9.5%, and total assets were $1.1 billion up 15.9% over September 2002. Return on Average Assets for the quarter exceeded 1.40%. Return on Average Equity for the quarter (net of accumulated other comprehensive income), improved by 57 basis points to 14.4% in comparison to the prior year.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.